Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              Years Ended
                                              December 31,
BASIC:                                      2004        2003
Weighted Average Common Shares
  Outstanding                            2,979,190    2,979,190

Net Income (Loss)                      $ 1,333,000  $  (995,000)

Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                 $  .45       $ (.33)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,979,190

Net Income (Loss)                      $ 1,333,000  $  (995,000)


Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                $  .45      $ (.33)